Exhibit 12.2


                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP


            RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS
             TO COMBINED FIXED CHARGES AND PREFERRED UNIT DIVIDENDS



                                                          1997           1996           1995           1994          1993
                                                     -------------   ------------   ------------   ------------   ----------
Earnings (1)
Income (loss) from continuing operations .........     $  91,552       $ 46,674       $ 28,934       $  8,159       $ (155)
Interest .........................................        45,138         23,360         12,101          4,955        5,185
Amortization of loan costs .......................         2,256          1,870          1,619            738           --
Total earnings ...................................     $ 138,946       $ 71,904       $ 42,654       $ 13,852       $5,030
Fixed charges and preferred unit dividends
Interest .........................................     $  45,138       $ 23,360       $ 12,101       $  4,955       $5,185
Interest capitalized .............................         7,238          2,935            507             17           16
Amortization of loan costs expensed ..............         2,256          1,870          1,619            738           --
Amortization of loan costs capitalized ...........            --             --             --             --           --
Total fixed charges ..............................     $  54,632       $ 28,165       $ 14,227       $  5,710       $5,201
Preferred unit dividends .........................        13,117             --             --             --           --
Ratio of earnings to fixed charges ...............          2.54           2.55           3.00           2.43         0.97
Ratio of earnings to combined fixed charges and
  preferred unit dividends .......................          2.05           2.55           3.00           2.43         0.97

----------
(1) The calculation does not include amortization of previously capitalized interest.